                                                                                                                                 Exhibit  10.1

MANUFACTURING AGREEMENT

Adamis APC-5000 Dry Powder Inhaler and other Related Products

This MANUFACTURING AGREEMENT (the “Agreement”) is entered into this 29th day of June, 2015 (the “Effective Date”) between Adamis Pharmaceuticals Corporation (“Buyer”), a Delaware corporation having an office located at 11682 El Camino Real, Suite #300, San Diego, CA 92130 and Phillips Plastics Corporation (“Seller”), a Wisconsin corporation, having its headquarters at 1201 Hanley Road, Hudson, WI 54016. Buyer and Seller may sometimes be referred to individually as a (“Party”) or collectively as the (“Parties”).

WHEREAS, Seller is a contract manufacturer and is in the business of manufacturing and assembling medical device components and subassemblies for its customers and has considerable engineering, development, and manufacturing experience in the area of injection molded plastic and metal parts;

WHEREAS, Buyer is a medical device / pharmaceutical / biotechnology company;

WHEREAS, Buyer desires to engage the services of Seller to assist with the manufacture and/or assembly of the Finished Device (defined below) and Seller has expressed a willingness to assist Buyer with same;

WHEREAS, at Buyer’s request, Seller has submitted proposal number(s) 23830-M5404 Rev 00 dated April 29th, 2015, entitled Taperhaler (hereinafter the “Proposal(s)”); which Proposal(s) are hereby incorporated by reference and attached hereto as Exhibit C, or if mutually agreed to by the Parties, consecutively numbered Exhibit C’s (i.e. Exhibit C-1, C-2, etc.); and

WHEREAS, the Parties hereby agree that their efforts shall be governed by the terms and conditions set forth herein.

NOW, THEREFORE, in reflection of these affirmations, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.

DEFINITIONS

In addition to other terms which may be defined herein, the following terms, when the first letter is capitalized, whether in singular or plural form, as appropriate, shall have the meanings set forth in this Section.

a.

“Affiliates” shall mean any corporation, association, or other entity that directly or indirectly owns, is owned by, or is under common ownership with Buyer or with Seller, respectively, either currently or during the term of this Agreement.  As used in this definition, the terms "owns", "owned", or "ownership" mean the direct or indirect possession of more than fifty percent (50%) of the voting securities, income interest, or a comparable equity in such business entity.
b.

“Buyer Furnished Material(s)” or “BFM(s)” means those components, subassemblies, substances, parts or materials that (i) are not independently manufactured or sourced by Seller, or (ii) are provided by or on behalf of Buyer to Seller on consignment or other similar basis for incorporation into a Finished Device.  For the avoidance of Doubt, BFMs are not to be considered Products.

c.

“Claim(s)” shall mean any third party (i.e., other than Buyer and Seller or their respective Affiliates) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge, allegation, investigation or the like.

d.	“Delivery Date” means the date Products or Finished Devices are scheduled to be delivered to the Delivery Location as specified by the Purchase Order and/or Forecast.
e.

“Delivery Location” means the location to which the Products or Finished Devices must be delivered by the common carrier, as specified by the applicable Statement or Work, Purchase Order and/or Forecast.

f.

“Design Responsibility” shall mean: (i) responsibility for obtaining all regulatory clearances from the FDA, comparable foreign regulatory agencies, and/or any other federal, state, and local agencies with regulatory authority; (ii) responsibility for registration pursuant to Section 510(k) of the Federal Food Drug And Cosmetic Act [21 USC §360];  and (iii) responsibility for ensuring that the specifications and other documents governing the manufacture and/or assembly of Product or Finished Device under this Agreement are consistent with any applicable regulatory requirements established by such regulatory authorities.

g.	“Device History Record” shall have the meaning ascribed in 21 CFR 820.
h.	“Device Master Record” shall have the meaning ascribed in 21 CFR 820.
i.	“FDA” shall mean the U.S. Food and Drug Administration.
j.

“Finished Device(s)” means the finished medical device manufactured and/or assembled by Seller as further set forth in the Statements of Work and/or Proposal(s). The Finished Device may be further defined by mutually agreed upon specifications or other requirements documents.  For the avoidance of doubt, Finished Devices are not Products as defined herein.

k.

“Forecast” means the reasonable estimate of Buyer’s future requirements for Products or Finished Devices after taking into account all reasonably foreseeable circumstances for the timeframe noted herein.

l.

“Improvement” means Intellectual Property that is developed by either Party or jointly that incorporates, exploits, or cannot be used without employing all or any part of a Party's existing Intellectual Property.

m.

“Intellectual Property” means all patents, applications for patents, discoveries, inventions, trade secrets, know-how, confidential information, works of authorship, including computer programs and software, industrial design, trade secrets, mask works, and other intellectual property rights recognized in any jurisdiction, including Improvements.

n.	“Kickback” means a direct or indirect offer of money, fee, commission, gift, gratuity, thing of value or compensation for the purpose of improperly obtaining or rewarding favorable treatment.
o.	“Lead Time” means the typical period of time between the date a Purchase Order for Product or Finished Device is received by Seller and the date the item can be available for shipment.
p.

“Long Lead Materials” means any parts, components, subassemblies, materials, or supplies that are to be incorporated into the Product or Finished Device which Seller must commit, as of the then current date, to ensure the Delivery Date.

q.	“Loss” or “Losses” shall mean any and all liabilities, damages, losses, costs, fines, penalties, expenses or the like (including reasonable legal and attorneys’ fees).
r.

“Manufacturing Activity” or “Manufacturing Activities” means respectively, a manufacturing or assembly activity, or the manufacturing or assembly activities, performed by Seller in the manufacture and supply of Products or Finished Devices hereunder.

s.

“Material Breach” means a breach which is so substantial that is makes it financially or temporally (but for more than a brief period) impractical or impossible for the non-breaching Party to continue performance under the terms of the Agreement if not timely cured by the breaching Party, such that the non-breaching party will not be able to obtain what was negotiated without seeking performance elsewhere.

t.

“Medical Device” shall have the meaning defined by the Federal Food, Drug, and Cosmetic Act, 21 United States Code §321(h) which reads substantially as follows, “a medical device is an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory which is: (i) recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them; (ii) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or (iii) intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes”.

u.

“Minimum Buy” means any parts, materials, components, or supplies that are to be incorporated into the Product or Finished Devices which are reasonably obtainable in the marketplace, but only in a minimum order, package, lot size or the like.

v.

“New Product Technology" means new technology that specifically relates to the Product or Finished Device, including without limitation, the design, layout, specifications or component parts, and is solely, uniquely or specifically related to the Project.

w.	“Non Cancelable Non Returnable” or “NCNR” means materials or components purchased from suppliers under terms and conditions that prohibit cancellation of the order and/or return of the material.
x.

“Product(s)” means the component parts manufactured or sourced by Seller as further set forth in the Statements of Work and/or Proposal.  The Products may be further defined by mutually agreed to specifications or other requirements documents.  For the avoidance of doubt, the portions or components of a Medical Device that is not being manufactured or sourced independently by Seller shall not be considered Products.

y.	“Specification(s)” means, as applicable, the specifications listed in the applicable Statement of Work or Exhibit D as amended form time to time by mutual agreement of Buyer and Seller.
z.	“Price(s)” means the amount paid by Buyer to Seller for Product or Finished Devices as set forth in Section 3(e) or the applicable Statement of Work or Exhibit C.
aa.	“Purchase Order(s)” means a binding order for the purchase of Products, Finished Devices or Tooling issued in accordance with and subordinate to this Agreement.
bb.	“Statement(s) of Work” or “SOW(s)” shall have the meanings set forth below in Section 2(b).
cc.	“Tooling” or “Tool(s)” means any tool, mold, jig, fixture or other personal property other than capital equipment used in the manufacture of Product.
2.	CONTRACT TYPE
a.

This Agreement is a “firm-fixed-price” “build-to-print” contract. This Agreement is not a design, development, or engineering services contract. Save for continuous improvement activities and routine engineering change orders, no design, development, or engineering services are contemplated or permitted under this Agreement.

b.

A description of the Manufacturing Activities to be performed may be contained in statements of work attached as individual exhibits to this Agreement in consecutively numbered “Exhibit A’s”, beginning with Exhibit A-1, A-2, A-3 and so forth (each a “Statement of Work” or “SOW”).  Each SOW shall be dually executed by a duly authorized representative of each Party and shall be subject to and deemed a part of this Agreement upon execution.  To the extent that any terms and conditions set forth in a SOW conflict with the terms and conditions set forth in this Agreement. (excluding other SOWs), the terms and conditions of this Agreement shall control, unless otherwise expressly agreed upon by the Parties in such SOW.

c.

Affiliates may accede to, become bound by, and avail themselves to the rights and remedies of this Agreement by signing or otherwise entering a SOW.  Such Affiliates shall (i) then be bound by the terms and conditions of this Agreement as having entered into the Agreement by themselves, and (ii) shall, with respect to the SOW executed by the Affiliate, be considered either a “Buyer” or “Seller” as defined herein.     For the avoidance of doubt, a Party shall be jointly and severally liable for the obligations of its Affiliates.

3.	PURCHASE ORDERS AND PRICE AND SELLER AS A SOLE SOURCE SUBCONTRACTOR
a.

Forecast. At approximately six (6) months prior to the anticipated date of FDA approval of the APC-5000 DPI x 2 Product, Buyer shall furnish Seller with an initial twelve (12) month rolling Forecast. On the first day of each month thereafter, Buyer shall furnish Seller with an updated twelve (12) month rolling Forecast. Should Buyer fail to provide monthly updates to the Forecast as required above, then the most recent Forecast furnished by Buyer shall auto roll by deleting the first month and adding a new twelfth (12) month with zero (0) quantity in the new twelfth month.

b.

Binding and Non-Binding Forecasts. Quantities of Product and/or Finished Device in the first three (3) months of the Forecast are not cancelable and constitute Buyer’s binding obligation to purchase such items. The last nine (9) months of the Forecast are non-binding with respect to Product or Finished Device being purchased. Buyer, in its sole discretion, may cancel or reschedule any scheduled deliveries in the last nine (9) months of the current forecast. Notwithstanding Buyer’s right to cancel or reschedule in the last nine (9) months of the current Forecast, Buyer acknowledges that Seller will rely upon the Forecasts in scheduling work, and in committing to purchase Long Lead Material, NCNR material, and/or Minimum Buy material, and Buyer shall be liable for the related liabilities and expenses that Seller necessarily incurs to ensure fulfillment of the Forecast.

c.

Purchase Orders. Concurrent with each monthly update of the Forecast, Buyer shall issue Purchase Order(s) for new binding obligations not covered by previous Purchase Orders, which Purchase Orders shall include: the Product or Finished Device, quantity, Specifications, Delivery Date (which shall be in accordance with the applicable Lead Time), Delivery Location and Price.

d.	THE TERMS OF THIS AGREEMENT AND ALL EXHIBITS ATTACHED HERETO SHALL BE CONTROLLING AND ANYINCONSISTENT TERMS OR CONDITIONS ON ANY PURCHASE ORDER, SALES ACKNOWLEDGEMENT OR OTHER DOCUMENTATION GIVEN OR

RECEIVED BETWEEN THE PARTIES SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE EXPRESSLY DISCLAIMED AND EXCLUDED.
e.

Price. The Price for Product and/or Finished Device is shown in either the applicable Statement of Work or Exhibit C.  Notwithstanding, the Parties recognize the cost of the materials may become volatile beyond Seller’s reasonable control, and the Parties agree that should the cost of any material(s) on the Product’s bill-of-material vary by more than plus or minus five percent (5%), the Price will be adjusted to reflect changes in production costs. Documentation will be made available upon request to substantiate increases in price due to material cost increases. At or prior to the anniversary of the Effective Date, the Parties shall negotiate in good faith to establish new Prices for the coming year. In the event that the Parties are unable to agree upon new Prices, Seller shall provide Buyer with its documentation and information regarding its price structure (i.e. open book pricing), and Seller shall be entitled to a substantially similar margin or profit structure as compared to that which is in existence as of the commercial launch of production (as evidenced by Seller’s verifiable documentation). Notwithstanding, commencing two (2) years after the commercial launch of production, and re-occurring in subsequent two (2) year intervals thereafter (at the anniversary of each two year period), Buyer shall have the right to benchmark Seller’s Price against those of third parties, taking into consideration similar volumes, geographical locations and scope of Manufacturing Activities.  The information learned in any benchmarking exercises shall be considered in good faith by the Parties and factored into the on-going good faith price negotiations.

f.	Delays. Seller shall: (i) promptly notify Buyer, in writing, about any and all material delays; (ii) promptly discuss any such delays with Buyer; and (iii) work with Buyer to mitigate such delays.
g.	Payment Terms. Payment terms are net thirty (30) days from the date of Seller’s invoice.
h.

  Seller as the Sole Source Subcontractor.  Commencing on the Effective Date of this Agreement, and continuing for a period of five (5) years from the date of commercial launch of the APC-5000 DPI x 2 Product: (i) neither Buyer nor its Affiliates, or their successors in interest whether by sale, merger, reorganization, change in control or otherwise (collectively the “Restricted Parties”), shall source, purchase, buy or otherwise receive or have manufactured the Taperhaler Product (providing the Seller has not committed a Material Breach of the Agreement), or any next generations or spin-offs of this Product or substantially similar products (collectively the “Single Source Product(s)”), from a party other than Seller or its successors in interest, on a direct or indirect basis, including through the utilization of third party contractors, partners or agents (collectively the “Restriction”), and (ii) subject to the terms and conditions herein, Seller, and/or its successors in interest, have, and are hereby granted, for the term of the Restriction, the exclusive right to be the sole source physical manufacturer of the Single Source Products on a global worldwide basis.

For the avoidance of doubt, the Restriction shall apply to and prevent the Restricted Parties from manufacturing or producing the Single Source Products itself and/or other forms of in-sourcing.  The Restriction shall also apply to and prevent the Restricted Parties from selling, licensing or otherwise providing its pharmaceutical product or technology to a third party and then having the third party manufacture or use the Single Source Products.  The above referenced Restriction is irrevocable but may be terminated early only if: (i) Seller terminates this Agreement or a SOW early for Seller’s convenience pursuant to Section 8(b); or (ii) pursuant to a written amendment to this Agreement, executed by both Parties hereto, expressly terminating all or a portion of the Restriction; or (iii) Buyer terminates this Agreement pursuant to Section 8(b) because of Seller’s Material Breach. In the event that this Agreement or SOW is terminated pursuant to Seller’s uncured Material Breach as set forth in Section 8(b), Seller hereby agrees to execute the aforementioned amendment terminating the Restriction, or applicable part thereof.  The Restriction may be terminated in whole or in part, dependent upon what SOWs the applicable parties elect to terminate as the case may be.  Each Party acknowledges and agrees that a breach of the above paragraph may cause the other Party irreparable harm to which breach of contract or monetary damages may be inadequate.  Accordingly, the harmed party shall be entitled to, without waiving any other rights or remedies, injunctive or equitable relief from a court of competent jurisdiction to remedy any threatened or actual breach of this Agreement.

4.	REGULATORY COMPLIANCE
a.

Buyer has Design Responsibility for all Products and Finished Devices under this Agreement.  Seller shall not make any change to the Product’s or Finished Device’s design, manufacturing process, materials, or components without Buyer’s prior written approval.

b.

Seller maintains FDA registered facilities which have controls that comply with 21 CFR Part 820 and 21 CFR Part 210/211. Seller is also certified to several ISO Standards including: ISO 9001:2008, ISO 13485:2003, and ISO 14001. Seller is compliant with, but not registered or certified to: (i) Pharmaceutical Affairs Law 2002 (PAL) [Japan]; (ii) Medical Device Directive 93/42/EEC [Europe]; (iii) ISO 60601-1, and (iv) ISO 60601-1-2. During the performance of this Agreement, Seller shall continue to maintain the above registrations and/or certifications applicable to the Products, Finished Devices and/or Manufacturing Activities and also continue to comply, if applicable, with those laws, directives, or standards listed above to which Seller is not currently registered or certified and all laws and regulations (including without limitation any applicable FDA cGMP requirements) directly related to the manufacture of Products, Finished Devices or Manufacturing Activities.

c.

Seller shall comply with all applicable anti-bribery and anti-collusion laws, statutes and regulations; and neither Party shall offer, grant, demand or accept bribes, illegal payments, payoffs or Kickbacks in exchange for business opportunities or favorable treatment by with one another.

d.

In addition to the regulatory requirements set forth in Sections 4(a) through 4(d) above, Seller shall also comply with the quality requirements document attached hereto as Exhibit E, or the then current version of the quality requirements or quality agreement as mutually agreed to by the Parties in writing (the “Quality Agreement”).

e.

Seller shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to all services performed under this Agreement, including all information required to be maintained by applicable laws.

f.

Seller shall make its facilities and all records relating to the services performed hereunder available to the FDA or other regulatory authorities at times agreed with such authorities and shall notify Buyer if the FDA or other regulatory authority begins or schedules an inspection of Seller’s records, facilities, or manufacturing processes related to the services and provide Buyer access to any documentation related to or resulting from the inspection.

g.

Seller hereby certifies it does not and shall not employ, contract with or retain any person directly or indirectly to perform services under this Agreement if such person is debarred under 21 U.S.C. 335a (a) or (b) or other equivalent laws, rules, regulations or standards of any other relevant jurisdiction.

h.

Seller will cooperate in providing to Buyer any nonconfidential information in its control relating to this Agreement that Buyer may reasonably require in connection with its regulatory or governmental filings, provided that such information shall be provided in whatever form held by Seller. If applicable, Seller will provide a letter permitting FDA to reference its relevant drug master file.

5.	CONFIDENTIALITY That certain Non-Disclosure Agreement executed by the Parties and made effective February 18, 2015 is incorporated herein by reference and made a part of this Agreement.
6.	INTELLECTUAL PROPERTY
a.

Ownership.   Each of the Parties hereto owns Intellectual Property developed or acquired at its own expense which pre-existed or exists independently of this Agreement.  Each Party shall continue to own its Intellectual Property and all Improvements thereto.

b.

No Third Party Intellectual Property.  Except as specified or approved in writing in advance by Buyer, Seller will not knowingly incorporate into the Finished Device or Product any Intellectual Property that is owned by third parties.  Buyer acknowledges that Seller has not made and is not obligated to make any independent inquiry or investigation as to whether the Product, Finished Device or Manufacturing Activities infringe upon any patent, copyright or trade secret.

c.	Improvements and New Product Technology. Seller hereby assigns and agrees to assign to Buyer all right, title and interest in and to all Improvements to Buyer’s

Intellectual Property that Seller may develop in the performance of this Agreement and any New Product Technology.  Buyer hereby assigns and agrees to assign to Seller all right, title and interest in and to all Improvements to Seller’s proprietary methods, processes and know-how developed in the performance of this Agreement.  The Parties will cooperate fully to execute assignments and other documents, and furnish evidence, as may be necessary and appropriate, to effectuate the other’s rights to respective Improvements.

d.

Limited License to Buyer’s Technology.  Solely for the purposes of carrying out its obligations under this Agreement, Buyer grants to Seller a limited, revocable, non-exclusive license to use Buyer’s respective Intellectual Property.

e.

Seller Proprietary Methods, Processes and Know-How.  Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller may utilize its proprietary methods, processes and know-how during the Manufacturing Activities contemplated hereunder and that the ownership of any such proprietary methods, processes and know-how are and will remain solely with Seller.  Unless expressly provided herein, no other rights or licenses in any Intellectual Property shall be provided or conferred from one Party to another.

7.

ORDER OF PRECEDENCE

All exhibits attached hereto form an integral part of this Agreement (the “Exhibits”).  The provisions of each Exhibit shall be incorporated by reference into and be deemed to be a part of this Agreement.  If any conflict exists between the provisions of this Agreement and the following documents, or among the provisions of the Exhibits themselves, the order of precedence shall be as follows:

i.	This Agreement
ii.	Exhibit A – the Statements of Work or SOWs
iii.	Exhibit B – the Nondisclosure Agreement
iv.	Exhibit C – the Proposal(s)
v.	Exhibit D – Specifications
vi.	Exhibit E – Quality Agreement
8.	TERM AND TERMINATION
a.

Unless terminated earlier in accordance with the provisions set forth below in this Section 8, the initial term of this Agreement shall be for a period of five (5) years commencing from the Effective Date.  After the initial term, this Agreement will automatically renew on its yearly anniversary for successive one (1) year increments unless either Party provides the other Party at least ninety (90) days written notice of its intent not to renew at the end of the then current renewal term.  Notwithstanding the expiration or termination of this Agreement or a SOW, this Agreement shall remain in effect solely with respect to any on-going SOWs that are still operative until those SOWs terminate or expire.

b.

This Agreement and/or any SOW may be terminated early by: (i) mutual agreement of the Parties hereto; (ii) for convenience by Seller upon one hundred twenty (120) days advance written notice to Buyer; or (iii) either Party upon the other’s Material Breach; provided, the non-breaching Party has given written notice of such perceived breach and the breaching Party has failed to cure such breach within thirty (30) days of receipt of such notice.

c.

Upon either Party providing written notice of its intent to terminate this Agreement or any SOW for convenience, Seller shall, with respect to the SOWs being terminated: (i) immediately cease all work in progress; (ii) immediately notify any subcontractors to stop work; (iii) await instructions from Buyer as to how to conduct itself during the ninety (120) days following the notice; and (iv) perform any Manufacturing Activities requested by Buyer within such ninety 120) day period that can be completed within such period; provided, such request is for Manufacturing Activities that, except for the termination, would have been within the scope of this Agreement.

d.

Notwithstanding the foregoing, in the event (i) this Agreement is terminated for convenience by Seller, and (ii) provided Buyer is and remains current in its payment obligations, Buyer shall have the right to make a last-time-buy of Product or Finished Devices. The quantity of such last-time-buy shall not exceed one hundred twenty percent (120%) of the quantity actually ordered by Buyer and delivered by Seller in the six (6) month period preceding termination. Such last-time-buy shall be governed by the terms of this Agreement.

e.

With respect to any SOW being terminated, Buyer's obligation and liability to Seller shall be payment for: (i) all Manufacturing Activities within the scope of that SOW which were performed up to the effective date of termination, including any expenses for Long Lead Materials and NCNR materials; (ii) any approved out-of-pocket expenses up to and including the effective date of termination; and (iii) all services requested by Buyer following notice of termination.

f.

Termination or expiration of this Agreement and/or any SOW shall not relieve a Party its obligation incurred prior to the termination or expiration date.  The terms, conditions, rights and obligations of this Agreement that are intended by their natural meaning to survive the expiration or termination of this Agreement or any SOW shall do so.

9.

FORCE MAJEURE

Neither Seller nor Buyer shall be liable for a failure to perform under this Agreement on account of incidents of force majeure, including but not limited to strikes, lockouts, fires, floods, other casualties, explosions, acts of God, material procurement problems that could not have been reasonably avoided, governmental actions, state of war or other similar causes beyond the reasonable control of Seller or Buyer; provided, that the Parties shall resume performance as rapidly as possible after the force majeure incident ceases, and each Party’s obligations to perform under this Agreement shall be suspended only for the reasonable duration of the force majeure incident.  Seller shall not be liable to Buyer for delay or failure to perform that is attributable to Buyer’s delay or inability to provide BFMs, secure regulatory approvals, and/or Buyer’s failure to perform its other obligations and responsibilities.

10.

INDEPENDENT CONTRACTOR

Seller and Buyer are independent contractors.  Neither Party shall be construed to be a partner, joint venturer, franchisee, employee, principal, agent, representative or participant of or with the other for any purpose whatsoever.  Neither Party shall have any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other.

11.	RESPONSIBILITIES
a.

With respect to the Manufacturing Activities performed hereunder, Seller shall, as applicable, manufacture, supply or assemble the Products or Finished Devices initiated and developed by Buyer in accordance with the Specifications and timeframes agreed to by Seller and Buyer.  Seller will exercise diligence in the fulfillment of its obligations hereunder and its performance will be in accordance with the regular practices of the injection molded plastics industry and the terms and conditions contained herein.

b.

Seller’s role is limited to that of a contract manufacturer and it does not, and has not, engaged in the initiation or the development of any product, the component parts of any product, a finished device, and/or the related designs and specifications.  Accordingly, Buyer shall be responsible for design and manufacturing defects and compliance with the requirements of medical or combination device manufactures or sellers as set forth in the Federal Food, Drug and Cosmetic Act; comparable foreign regulatory agencies; and/or any other federal, state, or local agencies, except to the extent that the aforementioned laws and regulations expressly designate a responsibility to a contract manufacturer.  Seller, its employees and contractors may rely upon instructions and information provided by Buyer, or any person designated by Buyer, and Seller, its employees, agents and contractors shall not incur any liability for such reliance for the actions they take in reliance upon the instructions and information provided by Buyer, its employees, agents and contractors.

c.

The Parties shall cooperate in the investigation of any customer complaint related to the use of the Product or Finished Device. In addition, each of the Parties shall notify the other promptly if any batch or lot of the Product or Finished Device is the subject of a recall, market withdrawal or correction, and the Parties shall cooperate in the handling and disposition of such recalled, withdrawn or corrected Product or Finished Devices.  To the extent that a recall, market withdrawal or correction  relates to Seller’s failure to deliver the Product or Finished Device in accordance with the Specifications, and to the extent that such recall, market withdrawal or correction occurs within the applicable shelf life of the product, Seller shall, in addition to the remedies provided below in Section 12, reimburse Buyer for the direct and verifiable costs for the inspection, testing, sorting, quarantine, shipping and re-installation of the recalled, withdrawn or corrected Product or Finished Device; provided, Seller’s liability for this reimbursement shall not exceed ten percent (10%) of the total amount paid to Seller by Buyer for the nonconforming Product or Finished Device in the preceding one (1) year period ending on the date that such Product or Finished Device was recalled, withdrawn or corrected.

d.

To the extent that a recall, market withdrawal or correction is attributable to the acts or omissions of an entity that supplied Seller one or more BFMs, such recall, market withdrawal, or correction shall not be deemed Seller’s failure to conform to the Specifications or an act or omission of Seller, unless such recall, market withdrawal, or correction is predominately attributable to Seller’s gross negligence or willful misconduct or Seller’s Material Breach of the Quality Agreement set forth on Exhibit E attached hereto.

12.	LIMITED WARRANTY
a.

Limited Product Warranty:  For a period of twelve (12) months from the time of delivery, Seller warrants that the Products shall be manufactured in accordance with the Specifications and be free from defects in materials and workmanship.  In the event that a Product fails to comply with this limited product warranty, Seller shall either: repair, replace, or refund the Purchase Price (including transportation cost) of the non-conforming Product returned to Seller.

b.

Limited Finished Device Warranty:  If applicable, for a period of twelve (12) months from the time of delivery, Seller warrants that the Finished Devices shall be assembled in accordance with the Specifications and under cGMP conditions and regulations and be free from defects in materials and workmanship.  In the event that a Finished Device fails to comply with this limited finished device warranty, Seller shall either: repair, replace, or refund the Purchase Price (including transportation cost) of the non-conforming Finished Device returned to Seller.  Notwithstanding anything to the contrary, the foregoing limited finished device warranty and remedy shall not apply to any defects and/or nonconformities associated in any BFMs; except to the extent that Seller failed to discover such defects and/or nonconformities and was in material violation of the Quality Agreement set forth on Exhibit E.

c.

Limited Tooling Warranty:  The Tooling supplied hereunder (if any) shall be free from defects in material and workmanship and shall be capable of producing the number of units, shots or cycles set forth in the Proposal attached hereto (i.e. the “useful life” of the Tool); provided, the Tooling is made, operated and maintained by Seller at Seller’s facility.  In the event that a Tool fails to comply with the limited tooling warranty stated above, Seller shall either: repair, replace, or refund the purchase price (including transportation cost) of the non-conforming Tool.   Once a Tool has produced the number of units, shots or cycles set in the Proposal and is past its useful life, all maintenance, repairs, upkeep and modifications to the Tool shall be at Buyer’s sole expense, except for routine cleaning and maintenance. Long before the end of a tools useful life, Buyer and Seller will negotiate an appropriate strategy to insure that product meeting all specifications can be achieved. A cost schedule of maintenance, expected repairs and upkeep will be provided to Buyer in advance.
d.

THE FOREGOING LIMITED WARRANTIES AND ASSOCIATED REMEDIES ARE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED HEREUNDER.  SELLER MAKES NO OTHER GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES ON DESIGN, PERFORMANCE, NON-INFRINGEMENT, AND/OR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.	INFRINGEMENT
a.

In the event Buyer is enjoined for using or reselling Product or Finished Devices delivered under this Agreement due to claims that Seller’s methods or processes infringe the intellectual property rights of a third party, Seller shall remedy such claims by either: (i) re-manufacturing the Product or Finished Device such that it no longer infringes, (ii) procuring a license enabling Buyer to continue to use and resell the Product or Finished Device, or (iii) if neither of the foregoing is economically feasible, refunding the Price of the infringing Product or Finished Device returned to Seller.

b.

THE FOREGOING REMEDY IS THE SOLE AND EXCLUSIVE REMEDY IN THE EVENT SELLER’S METHODS OR PROCESSES INFRINGE A THIRD PARTY’S INTELLECTUAL PROPERTY. SELLER HAS NO RESPONSIBILITY OR OBLIGATION OF ANY KIND TO REMEDY CLAIMS THAT THE PRODUCT’S OR FINISHED DEVICE’S DESIGN OR SPECIFICATIONS INFRINGE A THIRD PARTY’S INTELLECTUAL PROPERTY.

14.

SELLER’S INDEMNIFICATION OF BUYER

Seller agrees to defend, indemnify and hold harmless, at its own cost, Buyer and its Affiliates and their respective employees, directors, officers and agents against Losses that result from third party personal injury Claims, whether actual or threatened, arising from: Seller’s failure to manufacture Product in conformance with Specifications; Seller’s failure to assemble the Finished Device in conformance with the Specifications; and/or Seller’s gross negligence or willful misconduct.

15.

BUYER’S INDEMNIFICATION OF SELLER

Subject to: (i) Seller’s warranty obligations in Section 12; (ii) Seller’s infringement obligations in Section 13; and (iii) Seller’s indemnification obligations in Section 14; Buyer will defend, indemnify and hold harmless, at its own cost, Seller and its Affiliates and their respective employees, directors, officers and agents from and against any and all other Losses incurred in connection with any Claim, whether actual or threatened, regardless of cause including but not limited to: defects in the design; claims that Product or Finished Device infringes a third party’s intellectual property; omissions by Buyer in inspecting, marketing, or distributing Buyer’s final products; and/or Buyer’s negligence or willful misconduct.
16.

LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS REQUIRED TO BE INDEMNIFIED PURSUANT TO EITHER SECTION 14 OR 15, OR A MATERIAL BREACH OF SECTION 3(H) REGARDING EXCLUSIVITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND REGARDLESS OF HAVING BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

NOTWITHSTANDING ANY TERM OR CONDITION IN THIS AGREEMENT TO THE CONTRARY, SAVE FOR DAMAGES ARISING OUT OF A SELLER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ITS INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN, SELLER’S MAXIMUM LIABILITY HEREUNDER SHALL BE LIMITED TO THE LESSER OF: (A) THE DOLLAR VALUE OF THE PRODUCTS OR FINISHED DEVICES ACTUALLY DELIVERED IN THE PRECEEDING TWELVE MONTHS; OR (B) ONE MILLION DOLLARS ($1,000,000.00).

If at a later date once the volumes for commercial production are more defined (based on the Forecast or actual annual order volumes of Product or Finished Devices being ordered by Buyer), the Parties shall revisit the aggregate liability cap above and negotiate modifications to the upper limitation of the cap in good faith.  Any modifications to the aggregate liability cap shall be memorialized in a written amendment to this Agreement.

INSURANCE

During the Term of this Agreement and at all times that Seller performs Manufacturing Activities hereunder, Seller shall maintain in full force and effect, at its own expense, insurance coverage in the forms and amounts set forth below:

a.

Worker’s Compensation and Employers Liability Insurance.  Worker’s compensation insurance as required by law or regulation.  Additional employer’s liability insurance in amounts not less than $1,000,000 per accident for bodily injury and $1,000,000 per incident by disease.

b.

Commercial General Liability.  Commercial General Liability insurance with minimum combined single limits for bodily injury and property damage of $1,000,000 per occurrence and $2,000,000 aggregate.  The Commercial General Liability coverage shall also include products and completed operations liability with an aggregate limit of $2,000,000.

17.	DISPUTE RESOLUTION

The Parties recognize that disputes, controversies, causes of action, or claims relating to the provisions or performance of this Agreement may arise from time to time during the

Term of this Agreement or thereafter (hereinafter “Dispute(s)”. Within sixty (60) days of learning or becoming aware of a Dispute or potential Dispute, the Party shall provide the other Party’s authorized representatives with written notice of the Disputes.  The Parties shall then attempt to resolve any such Disputes through good faith negotiations.  If mutually agreeable resolutions are not negotiated within ninety (90) days, the Parties agree that any remaining Disputes may, upon mutual agreement of the Parties, be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and its Supplementary Procedures for International Commercial Arbitration, then in effect, as modified or supplemented by this Section 18. If binding arbitration is agreed upon by the Parties, the following shall apply:

a.

The arbitration venue will be in the State of Wisconsin, United States of America, unless otherwise agreed upon by the Parties. The arbitration shall be conducted in the English language. Initially, if appropriate, the arbitration will be conducted with a single arbitrator.  If the issue cannot be resolved, the arbitration will be handled as follows: The arbitration will be conducted before a panel of three (3) arbitrators. Each arbitrator will be an individual with substantial commercial transactional experience of at least fifteen (15) years in a corporate or judicial legal setting. The arbitration panel will be selected as follows: the Parties will request a list of ten (10) arbitrators drawn from the AAA's panel of commercial arbitrators. From this list, both Parties will each choose one arbitrator. After they have been notified of their panel selection, the two (2) arbitrators will agree on a third arbitrator from the list of ten (10), who will be the chair of the panel, and the panel will be final.

b.

The decision of the majority of the arbitrators will be the panel’s decision. The arbitrators will not have the authority to add, change, or disregard any term of this Agreement. The arbitrators shall have the authority to enforce any terms agreed upon by the Parties or otherwise required to be adhered to pursuant to this section of the Agreement. The arbitrators’ decision will be in writing and binding on the Parties, and judgment on the arbitration award may be entered by a court of competent jurisdiction.

c.

Nothing within this provision shall prevent the Parties from seeking a court order for injunctive relief, if necessary, so as to stop or prevent the misuse or misappropriation of its Confidential Information, including but not limited to its Intellectual Property and trade secrets.

18.	MISCELLANEOUS
a.

The Parties acknowledge and agree that Seller may be dedicating specific manufacturing floor space and other capital or human resources towards the manufacture and supply of Product hereunder.  The Parties also acknowledge and agree that once these items are dedicated or obtained, it may be burdensome, impractical or expensive to redeploy or idle such resources on a temporary or long-term basis.  While the specifics of any such considerations are unknown as of the Effective Date of this Agreement, the Parties agree to negotiate the idle capacity or redeployment arrangements at a later date (if applicable).  Any such agreements will be memorialized in either an addendum to this Agreement or a subsequently executed Statement of Work.
b.

Equal Opportunity and Affirmative Action.  Phillips Plastics Corporation, through its responsible managers, recruits, hires, advances, trains and promotes in all job titles without regard to race, color, religions, sex, national origin age, disability or veteran status.  As a federal contractor/subcontractor, Phillips Plastics Corporation is subject to the requirements of: Executive Order 11246, as amended (Equal Employment Opportunity); Section 2012 of the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; Section 503 of the Rehabilitation Act of 1973; and Executive Order 13201 (Notice of Employee Rights Concerning Payment of Union Dues).  It is a Phillips Plastics Corporation requirement that all applicable suppliers, subcontractors and service providers to Phillips Plastics Corporation adhere and fully comply under the foregoing executive orders (clauses incorporated by reference).

c.

Any notice or other communication in connection with this Agreement shall be in writing, in person, by Federal Express or similar courier service, by fax to a Party’s current fax number or, if within the United States, by certified U.S. Mail.  Such notices shall be deemed to be given (i) if in person, or by national courier service, when received by a Party, (ii) if by certified U.S. Mail, return receipt requested, four (4) days after posting properly addressed and postage prepaid, or (iii) upon fax transmission, provided that the sender retains electronically dated documentary proof of successful transmission (if the fax transmission is not made on a regular business day or is made after 5 p.m. it shall be effective on the next business day).  Any notice shall be addressed as follows:

If to Buyer:Adamis Pharmaceuticals Corporation

Attn: Karen Daniels

11682 El Camino Real, Suite #300

San Diego, CA 92130

Email: _kdaniels@adamispharma.com______________

If to Seller:Phillips Plastics Corporation

Attn:  Contracts Coordinator

1201 Hanley Road

Hudson, WI 54016

Email: ContractCoordinator@phillipsmedisize.com

d.	Each Party represents to the other that it is under no legal impediment that would prevent their signing this Agreement or performing the same.
e.

Except as may be required by applicable law, neither Party shall issue any press release or external announcement without the other’s prior written consent.  Notwithstanding anything else in this Agreement, each party may make such disclosures in its filings and disclosures with the Securities and Exchange

Commission or otherwise as such party in good faith concludes are necessary or appropriate in order to comply with its obligations under securities laws or applicable laws. If a party is required to disclose confidential information of the other party as part of a judicial process, government investigation, legal proceeding, or other similar process, if it is reasonably possible to do so, such party shall give the other party prior written notice of the requirement and an opportunity to seek an appropriate protective order or modification of any disclosure.

f.

During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall, on its own account or that of a third party, solicit, or recruit, either directly or indirectly, any employee of the other for employment or any other services.

g.

In case any provision (or portion thereof) of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal or unenforceable provision would result in a failure of consideration hereunder, such invalidity, illegality or unenforceability shall not affect the remaining provisions and the remaining provisions shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  The captions and headings used in this Agreement are for reference only and shall not be construed in any way as terms or used to interpret the provisions of this Agreement.

h.

Domestic shipments shall be delivered F.O.B. Seller’s plant, loaded on the truck of carrier designated by Buyer. International shipments shall be delivered Ex-Works (Incoterms 2010) Seller’s plant, loaded on the truck of carrier designated by Buyer.

i.

This Agreement shall not be assigned in whole or in part by either Party without the written consent of the other which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, a Party may assign this Agreement to a purchaser of all or substantially all of that Party’s business to which this Agreement pertains without the prior consent of the other Party.

j.	This Agreement and the Exhibits hereto constitute and contain the entire understanding and agreement between the Parties with respect to the subject matter hereof.
k.

This Agreement shall be construed in accordance with the laws of Wisconsin, without regard to its choice of law rules.  The jurisdiction and venue shall be the state and federal courts located in the State of Wisconsin.

l.	This Agreement may be modified only by a written document signed by an authorized representative of each Party and which refers to this Agreement.
m.

Each Party may be currently or in the future be developing information internally or receiving information in confidence from other parties that may be similar or competitive to the information received from the other Party herein. Accordingly, nothing in this Agreement shall be construed as a representation or inference that either Party will not develop information, products or processes, for itself or others, that either relate to or compete with the products or processes contemplated by the other Party hereto.
n.

Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith.  Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision.

o.

No waiver of the provisions or requirements of this Agreement shall be deemed, or shall constitute, a waiver of any subsequent breach, whether or not similar, nor shall any waiver constitute a continuing waiver.

p.

A PDF or other reproduction of this Agreement may be executed by the Parties and shall be considered valid, binding and effective for all purposes.  This Agreement may be signed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives effective as of the Effective Date.

Adamis Pharmaceuticals CorporationPhillips Plastics Corporation

By:_________________________By: _____________________________

Title:_________________________Title:_____________________________

Date: _________________________Date: _____________________________

*EXAMPLE*

Exhibit A

Statement of Work Template

Exhibit A-# Statement of Work No. 00#

Project Name and Scope of Statement of Work

This Statement of Work is entered into and subject to the terms and conditions of the Manufacturing Agreement by and between Adamis Pharmaceuticals Corporation(“Buyer”) and Phillips Plastics Corporation (“Seller”) as of _________________, 2015 (the “Agreement”).  Together, this Statement of Work and the Agreement and all applicable exhibits and amendments thereto constitute the terms and conditions under which Seller will perform the work set forth below.

I.Description of Manufacturing Activities:

II.Materials and Instruction to be Provided by Buyer:

III.Period of Performance:

Start Date:

Anticipated Completion Date:

IV.Deliverables:

V.Designated Buyer Representative:

Name:

Phone:

Email:

VI.Designated Seller Representative:

Name:

Phone:

Email:

VII.Price, Costs and Payment:

(as applicable)

VIII.Miscellaneous:

IX.Attachments:

(if any)

Exhibit B

Nondisclosure Agreement dated February 18, 2015

2

Exhibit C

Proposal(s)

Proposal for the Taperhaler Product numbered 23830-M5404 Rev 00 and dated April 29th, 2015

3

Exhibit D

Specifications

The Specifications and similar requirements expressly referenced in the Proposal(s) or Statements of Work.

The Specifications may be mutually agreed to by the Parties at a later date, or modified pursuant to the mutual written agreement of the Parties.

Exhibit E

Quality Agreement

I. General

•	Capitalized terms not defined in this document shall have the meaning ascribed in the Agreement.
•	Seller shall be ethical in its relationship with Buyer. Ethical conduct includes protecting confidential and intellectual property from other companies.

•	Prints, gages, and other property consigned by Buyer to Seller shall be surrendered upon Buyer’s request.

•

If there is a known discrepancy, or an unclear, incorrect, or incomplete document (e.g., description, specifications, data sheets, drawings, samples), either party shall notify the other without delay and seek clarification and/or agreement to resolve the issue.

  II. Quality Assurance System

•	Seller shall maintain a quality management system which shall be capable of meeting the applicable requirements of 21CFR820, ISO 9001:2008 and ISO 13485:2003.

•

All Products, Finished Devices and services under the Agreement shall be manufactured and tested in accordance with the above requirements and any applicable Seller specifications and procedures, at a minimum.

III. Audits and On-site Inspections

•

Buyer shall be entitled to audit Seller to evaluate its compliance with the quality requirements set forth in Section II above.  Audits require reasonable advance notice. Seller may deny access to and/or inspection of proprietary manufacturing methods and other industrial secrets if compliance can be demonstrated through other means.

IV. Changes

•	Seller shall at all times comply with the change control procedures specified in the Agreement (if any) and in Seller’s Quality Management System.

•	Seller shall give Buyer notice prior to any “significant change(s)” and afford Buyer the opportunity to evaluate such change.

•

“Significant change(s)” are those changes that Seller reasonably believes could affect the safety and effectiveness of a Product or Finished Device and may include, but are not limited to: critical process changes or new indications for uses, labeling changes, the use of a different facility, changes in manufacture, process or packaging of the Product or Finished Device, changes in sterilization procedures, changes in the design specifications, circuits, components, raw materials, principle of operation, or physical layout of the device, or changes in the overall Quality Management System.

V. Record Retention

•

Seller shall retain device history records (DHR) for complete devices for a period that is determined by the expected life and storage period of the device, but not less than 2 years from the date of product release by the organization or as specified by relevant regulatory requirements.  Records and samples (if applicable) shall be retained and available for inspection during the life of the Product or Finished Device.  If the business relationship terminates, then Buyer may be required to transfer such records or copies of such records to Buyer’s custody.  Such transfer will be at the option and upon the request of Buyer.

VI. Product Complaints

•

Buyer will be solely responsible for the reporting of adverse experiences with respect to the Product or Finished Device to the FDA and other global regulating bodies.  Seller is responsible for adverse event reporting as prescribed in Seller’s Quality Management System, after consultation with the customer.

•

Seller will notify Buyer without delay, of any customer complaints or medical adverse event reports that implicate the processes used in the manufacture of the device (e.g., manufacturing, filling, packaging and/or distribution).

•	Seller will notify Buyer without delay of any Product or Finished Device complaints, or internal problems which could result in a customer complaint.

•

Seller will conduct internal investigations, record reviews, and sample evaluation as required to determine the validity of any complaint and report the results to the Buyer.  The nature of the complaint will dictate the response time.

VII. Field Alerts and Recalls

•

In the event the Buyer is required or voluntarily decides to recall or withdraw Product or Finished Devices that implicates a manufacturing process, Seller will cooperate fully in connection with such a recall or withdrawal.   Seller will provide appropriate contact information to the Buyer for this purpose.  Buyer will be responsible for disposing of any recalled or withdrawn Product or Finished Devices.

VIII. Subcontracting

•

If Seller receives production or test equipment, software, services, materials, semi-finished parts or other supplies from third parties or subcontractors for the manufacture or quality assurance of their products, Seller shall ensure that these are in compliance with its documented quality management system including those for monitoring subcontractors, whether it be by contract with these parties or through carrying out sufficient tests as are necessary to assure compliance with

2

the quality management system and with any known existing governmental regulations.

•	As required in Section IV, significant subcontracting changes will require notification to the Buyer.

IX. Certifications

•

Buyer will provide the applicable Finished Device, Product and component descriptions via engineering drawings and material, process and quality specifications.  Seller will certify in writing that the Finished Devices, Products and components meet all requirements of these specifications.  If Buyer supplies customer furnished material with the order, Seller shall use such material to fulfill the order.  For all customer furnished material, Buyer shall furnish lot number, serial number, date code, part number and other data necessary to identify and track the material.  Seller shall also certify conformance to any process specification called for on the manufacturing documentation.

X. Redress

•	Any quality notices required to be given to Seller should be addressed as follows:

Phillips Plastics Corporation

Attention: Quality Assurance Manager

1201 Hanley Road

Hudson, Wisconsin 54016

3